Exhibit 10.2

AMENDMENT TO TWO-YEAR CHANGE OF CONTROL AGREEMENT

with CURTIS R. KOLLAR

THIS AMENDMENT (this “Amendment”), effective as of December 15, 2015, by and between CharterBank, a federally-chartered savings bank (the “Bank”), Charter Financial Corporation, a Maryland corporation and successor to Charter Financial Corporation, a federally-chartered corporation (the “Company”), and Curtis R. Kollar (the “Officer”), amends that certain Two-Year Change of Control Agreement, dated as of December 23, 2009, by and between the Bank, the Company and the Officer (the “Change of Control Agreement”).

In consideration of the mutual covenants contained herein and the continued employment of the Officer by the Bank, the parties agree as follows:

1. The Change of Control Agreement is hereby amended by deleting the Section 6(b)(i) and replacing it with the following:

“(i) The Bank shall make a lump sum payment to the Officer an amount (net of applicable taxes and withholdings), equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Bank and maintained by the Officer as of the date of the Officer’s termination of employment, multiplied by 24. For purposes of this Section, the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee) for the year in which the termination of employment occurs.”

2. The Change of Control Agreement is hereby amended by deleting Section 19(a) (and renumbering the remaining subsections accordingly).

3. The Change of Control Agreement is hereby amended by adding the following provision as a new Section 20 (and renumbering the current Section 20 accordingly):

“20. Mandatory Reduction of Payments in Certain Events.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Officer, a calculation shall be made comparing (i) the net after-tax benefit to the Officer of the Payments after payment by the Officer of the Excise Tax, to (ii) the net after-tax benefit to the Officer if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). For purposes of this Section 20, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 20, the “Parachute Value” of a Payment means the present value as of the date of the Change of Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 20, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Officer (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Officer within 15 business days after the receipt of notice from the Officer that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Officer. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Officer was entitled to, but did not receive pursuant to Section 20(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Officer but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 20 shall be of no further force or effect.”

4. As amended hereby, the Change of Control Agreement shall be and remain in full force and effect.

(signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CHARTERBANK

By:
Robert L. Johnson
Chief Executive Officer

CHARTER FINANCIAL CORPORATION

By:
Robert L. Johnson
Chief Executive Officer and President

OFFICER

Curtis R. Kollar